i.d.i.gear

Innovative Designs, Inc.

September 20, 2010

Sol & Tina Waxman Family Foundation, is lending Innovative Designs, Inc the amount of $50,000 Dollars, for a period of 120 days, at an interest rate of 10%. Repayment of $55,000, interest included, will be made by January 28, 2011.

As collateral for this loan, Joseph Riccelli is pledging stock certificate # 1750, for 390,000 shares of IVDN stock. In the event the above-mentioned loan is not repaid as stated, the Sol & Tina Waxman Family Foundation will have the right to receive ownership of this stock certificate. Joseph Riccelli will personally guarantee this loan.

Upon repayment of this loan, the stock certificate is to be returned to Joseph Riccelli, completing this agreement.

Sol & Tina Waxman Family Foundation
Jeffrey M. Stone, President

Joseph Riccelli, CEO

Witness – Gregory P. Domian

223 North Main St., Suite 1
Pittsburgh, PA 15215
voice: 412-799-0350
fax: 412-782-5303